ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is entered into effective as of October 28, 2016 (the "Effective Date"), by and between Triad Pro Innovators, Inc., a Nevada Corporation (the "Purchaser" or "TPII"), and 808 Renewable Energy Corporation, a Nevada Corporation ("Seller" or 808").

WHEREAS, TPII desires to purchase from 808, and 808 desires to sell to TPII, certain operating assets owned by 808 as more particularly set forth below;

WHEREAS, TPII has agreed to purchase the certain operating assets from 808 at a valuation of Two Million and 00/100 Dollars ($2,000,000.00) in consideration of the issuance of shares of common stock of TPII and assumption of certain liabilities of 808, subject to the provisions set forth below (the "Transaction");

WHEREAS, TPII and 808 wish to enter into this Agreement to set forth the final terms and conditions of the Transaction;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein and in order to set forth the terms and conditions of the Transaction and the mode of carrying the same into effect, the parties hereto agree to this Agreement as follows:

ARTICLE 1.
THE PURCHASE

SECTION 1.1 The Purchase. Subject to the terms and conditions of this Agreement, TPII shall purchase from 808, certain operating assets (the "Assets" as identified on Schedule "A" attached hereto and incorporated herein) and assume certain liabilities, payables, and receivables related directly to the operations of the plant assets listed in Schedule "A". The Assets are valued at Two Million and 00/100 Dollars ($2,000,000.00) for the consideration of post reverse shares of TPII as follows:

SECTION 1.2 Terms of the Purchase. The purchase of the Assets shall be made on the following terms and conditions:

(a) As consideration for the purchase of the Assets:

(i) On or about the Effective Date, TPII shall cause to be issued to 808 Four Million (4,000,000) shares of its common stock, on a post reverse basis (TPII currently has 15,000,011 shares of common stock issued and outstanding and on or about the Effective Date will implement a reverse stock split which will result in TPII having approximately 150,000 shares of common stock issued and outstanding, at which time TPII shall immediately issue to 808, Four Million (4,000,000) shares of common stock (the "Shares")).

(ii) 808 shall upon receipt of the Shares issue a dividend of the Shares pro-rata to its shareholders (approximately 550) and cause the Assets to be transferred to TPII. The Shares shall

be fully paid and non-assessable and the Assets shall be free of all liens, encumbrances and adverse claim of title.

(iii) The Shares are restricted as the term is used pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Act"). The Shares shall be free and clear of all claims and encumbrances except that said shares shall be "restricted" within the meaning of Rule 144 of the Act. The Shares will have the standard restrictive legend in connection with Rule 144 of the Act and may not publicly be sold or transferred except in compliance with Rule 144 and/or other applicable provisions of the Act.

(iv) TPII shall assume all payables, receivables, and liabilities of 808 as they relate to the operations of the plants as more particularly described on Schedule "A". The assumption of liabilities shall include, without limitation, the obligation to make payments as due and/or pay pursuant to a pre-payment option, if available.

ARTICLE 2.
RESTRICTIONS RELATIVE TO SECURITIES

SECTION 2.1 Restrictions Relative to Shares. 808 and TPII acknowledge and agree to each of the following terms, conditions, covenants, and restrictions relative to the Shares which 808 shall receive pursuant to this Agreement.

(a) 808 understands, agrees, represents and warrants to TPII with respect to the Shares as follows:

(i) 808 is acquiring the Shares for its own account/dividend to shareholders for investment only and not with a view towards, or in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the Securities Act of 1933, as amended (the "Act"). 808 agrees to offer, sell or otherwise transfer the Shares only in accordance with the terms of this Agreement, and pursuant to registration under the Act or to an exemption from registration under the Act and any other applicable securities laws.

(ii) 808 has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment made pursuant to this Agreement. 808 is aware that he may be required to bear the economic risk of an investment made pursuant to this Agreement for an indefinite period of time, and is able to bear such risk for an indefinite period.

(iii) 808 understands that the Shares are being offered and sold to him in reliance on specific exemptions from the registration requirements of the applicable United States federal and state securities laws and that TPII is relying upon the truth and accuracy of, and 808's compliance with, the representations, warranties, acknowledgments, understandings, agreements and covenants of 808 set forth herein in order to determine the availability of such exemptions and the eligibility of 808 to acquire the Shares.

(iv) 808 understands that his investment in the Shares involves a high degree of risk. 808 have sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the investment made pursuant to this Agreement.

(v) 808 understands that (i) except as provided in the Agreement, the Shares have not been and are not being registered under the Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless either subsequently registered thereunder or 808 shall have delivered an opinion by counsel reasonably satisfactory to TPII, in form, scope and substance reasonably satisfactory to TPII, to the effect that the securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, (ii) any sale of such securities made in reliance on Rule 144 (as hereafter defined) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person though whom the sale is made) may be deemed to an underwriter (as that term is defined in the Act) may require compliance with some other exemption under the Act or the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder, and (iii) neither TPII nor any other person is under any obligation to register such securities under the Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to this Agreement).

(vi) 808 understands that the Shares until sold pursuant to a registration statement or sold pursuant to Rule 144 (as amended, or any applicable rule which operates to replace said Rule) promulgated under the Act ("Rule 144"), the stock certificates representing the Restricted Shares will bear a restrictive legend (the "Legend") in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "LAWS"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE LAWS, OR (II) AN OPINION OF COUNSEL PROVIDED TO THE ISSUER IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE ISSUER TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE LAWS DUE TO AN AVAILABLE EXCEPTION TO OR EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE LAWS.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF TPII

TPII represents and warrants to 808 as follows:

SECTION 3.1 Authority Relative to Agreement. TPII and its representative executing this document, have all requisite power and authority to execute and deliver this Agreement and to perform the obligations hereunder. The execution, delivery and performance of this Agreement by TPII and the consummation by it of the transactions contemplated hereby have been duly authorized by TPII's Board of Directors and no other corporate proceedings on the part of TPII are necessary to authorize this Agreement and the Transaction contemplated hereby. This Agreement has been duly executed and delivered by TPII and constitutes the legal, valid and binding obligation of TPII enforceable against TPII in accordance with its terms.

SECTION 3.2 Financial Information. All applicable financial information regarding the Shares has been provided to 808.

SECTION 3.3 Compliance with Laws; Litigation. TPII has complied with all applicable laws, applicable to it or otherwise in any manner affecting TPII's business, and TPII has received no notice alleging any violation, breach, or default, except for any such violations, breaches or defaults which, individually or in the aggregate, would not have a material adverse effect. TPII represents and warrants that there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, regulatory, or otherwise, in law or in equity, pending or threatened against TPII or against or relating to the transactions contemplated by this Agreement.

SECTION 3.4 Access to Information. 808 acknowledges that TPII has afforded 808 reasonable access and documentation, and further, TPII shall cause its officers to, afford, 808 reasonable access during regular business hours to its books or records as they relate to the Transaction.

SECTION 3.5 Corporate Status. TPII is a corporation duly organized, validly existing, and in good standing under the law of the jurisdiction of its incorporation with full power and authority to carry on its business in all jurisdiction in which it operates. TPII is not in violation of any of the provisions of its articles of incorporation, bylaws or other organization documents.

SECTION 3.6 No Brokers. TPII represents and warrants that no broker or finder has acted for them in connection with this Agreement or the Transaction contemplated hereby and that no broker or finder is entitled to any brokerage or finder's fee or other commission. TPII agrees to indemnify and hold harmless 808 with respect to any claim for any brokerage or finder's fee or other commission.

SECTION 3.7 No Encumbrances. TPII represents and warrants to 808 that it has clear title to the Shares, without any adverse claims of ownership, right, usage, encumbrances or liens. TPII further represents and warrants to 808 that there are no grants, pledges or assignments with respect to TPII's right, title and interest in any or all of the Shares.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF 808

808 represents and warrants to TPII as follows:

SECTION 4.1 Title to Assets. Except as previously disclosed in writing to TPII, 808 represents and warrants that it owns clear title to the Assets, without any adverse claim of ownership, right or usage and no lien, encumbrances and 808 has full and complete authority to transfer ownership of the Assets to TPII and 808 will take all necessary action to cause said transfer to be consummated, at its sole cost and expense and acknowledges that TPII is relying on this representation in determining the future actions of TPII.

ARTICLE 5.

MUTUAL COVENANTS AND ADDITIONAL AGREEMENTS

SECTION 5.1 Cooperation and Good Faith TPII and 808 agree that they have entered into this Agreement in good faith and each agreement to cooperate in a reasonable manner to cause the terms and conditions to be fully and completely executed.

ARTICLE 6.
MISCELLANEOUS

SECTION 6.1. Payment of Fees and Expenses. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

SECTION 6.2. Entire Agreement. This Agreement, including the documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. This Agreement supercedes all prior agreements and understandings between the parties with respect to its subject matter.

SECTION 6.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws provisions.

SECTION 6.4. Survival of Representations and Warranties. The representations, warranties and indemnities included or provided for in this Agreement or in any agreement, schedule or certificate or other document or instrument delivered pursuant to this Agreement will survive the closing of the Transaction for a period of one (1) year. No claim may be made by any party hereto unless written notice of the claim is given within that one (1) year period; provided, however, that the foregoing limitation period will not apply to a breach of any representation, warranty or covenant known to any party before the closing of the Transaction contemplated by this Agreement.

SECTION 6.5 Notices. All notices, demands, approvals, and other communications provided for in this Asset Purchase Agreement shall be in writing and shall be effective upon the earlier of the following to occur: (a) when delivered to the recipient by personal delivery or by a commercial delivery service; (b) three (3) business days after deposit in a sealed envelope in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the recipient as set forth below; (c) receipt of a legible facsimile transmission with confirmation of such receipt, provided that such receipt is on a business day; or (d) receipt by email provided such receipt is on a business day. All notices to 808 and to TPII shall be sent as follows:

If to 808 :

Pat Carter
808 Renewable Energy Corp.
2082 Michelson Dr. Suite 301
Irvine, CA 92612

If to TPII:

Thomas J. Beener
5575 La Jolla Blvd
La Jolla, CA 92037

The foregoing addresses may be changed by written notice given in accordance with this Section. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday.

SECTION 6.6 "AS-IS". NOT WITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, TPII ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE ASSETS AS PROVIDED IN THIS AGREEMENT IS MADE ON AN "AS IS" BASIS. TPII FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT DELIVERED BY 808 IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, 808 HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE TRANSACTION OR THE ASSETS.

SECTION 6.7 Titles and Captions. Paragraph titles and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision.

SECTION 6.8 Counterpart Signature Pages. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signature pages shall be considered originals for all purposes.

SECTION 6.9 Authority. The undersigned individuals and/or entities execute this Agreement on behalf of their respective parties, and represent and warrant that said individual and/or entities are authorized to enter into and execute this Agreement on behalf of such Parties, that the appropriate corporate resolutions or other consents have been passed and/or obtained (if necessary), and that this Agreement shall be binding on the Party on whose benefit they are executing this Agreement.

SECTION 6.10 Waiver, Modification and Amendment. All waivers hereunder must be made in a signed writing, and failure byATeither Party at any time to require the other Party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of a breach or violation of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of the provision. This Agreement may be modified or amended only by a later writing signed by all of the Parties.

SECTION 6.11 Provisions Severable. The Parties expressly agree and contract that it is not the intention of any of them to violate any public policy, statutory or common laws, rules, regulations, treaties or decisions of any government or agency thereof. If any section, sentence, clause, word or combination thereof in this Agreement is judicially or administratively interpreted or construed as being in violation of any such provisions of any jurisdiction, such sections, sentences, words, clauses or combinations thereof shall be inoperative in each such jurisdiction and the remainder of this Agreement shall remain binding upon the Parties in each such jurisdiction.

SECTION 6.12 Successors. This Agreement is binding upon and shall inure to the benefit of the Parties and each Party's respective successors, assigns, heirs, spouses, agents and personal representatives, enforceable against each of them in accordance with its terms.

SECTION 6.13 Assignment. This Agreement may not be assigned in whole or in part, by either Party, whether by operation of law or by contract, without the prior, written consent of the other Party, which consent may be given or withheld in the sole and exclusive discretion of such other Party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

TRIAD PRO INNOVATORS, INC

By: ______________________________
Name: Thomas J. Beener
Title: CEO

808 RENEWABLE ENERGY CORPORATION

By: ______________________________
Name: Pat Carter
Title: CEO

SCHEDULE "A"

Assets and Liabilities Acquired By TPII

The 800 KW co-generation plant located 21515 Hawthorne Blvd., Torrance, CA 90503

The Energy Services Agreement dated April 1, 2002, and the assumption dated December 1, 2009 between Del Amo Financial Center and 808 Energy 3, LLC.

The interconnect agreement dated September 22, 2009 between DG Cogen Partners, Southern California Edison, and 808 Energy 3, LLC.

All tax obligations for the plant owed to Los Angeles County.

All operational accounts and expenses required to operate the plant, shall be pro-rated to the day of takeover, including natural gas, gas transportation, air permits, general and liability insurance, parts, labor, and any other ongoing costs.